Exhibit 23.8

CONSENT OF DANIEL D. KAPOSTASY

I consent to (a) all references to my name and or any quotation from, or summarization of, Sections 1.1.1.6, 1.3.12, 4.3, 18.9.2, 20, and 25.6 of the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022 (the "Technical Report"); and Sections 4-12 and 18-20 and my contributions to Sections 1 and 2 of the preliminary feasibility study entitled “Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA” dated January 30, 2023 with an effective date of December 31, 2021 (the "Preliminary Feasibility Study"), each prepared by me; and (b) the filing of the written disclosure regarding certain scientific, technical, land tenure and permitting information concerning mineral projects prepared by me (the “Technical Disclosure”), included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2023 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654 and 333-254559), and any amendments or supplements thereto.

I further consent to the filing of the Technical Report, Preliminary Feasibility Study, and the Technical Disclosure as exhibits to the 10-K.

/s/ Daniel D. Kapostasy
Daniel D. Kapostasy, P.G., SME R.M.
Vice President, Technical Services
Energy Fuels Inc.

Date: February 23, 2024